Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2017 FOURTH QUARTER AND FULL-YEAR RESULTS

EL SEGUNDO, Calif., February 27, 2018 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV) (the “Company”), a leading sporting goods retailer, today reported financial results for the fiscal 2017 fourth quarter and full year ended December 31, 2017.

Net sales for the fiscal 2017 fourth quarter were $242.9 million compared to net sales of $266.3 million for the fourth quarter of fiscal 2016. Same store sales decreased 9.4% for the fourth quarter of fiscal 2017 compared to a 3.1% increase in same store sales for the fourth quarter of fiscal 2016.

Gross profit for the fiscal 2017 fourth quarter was $72.9 million, compared to $87.3 million in the fourth quarter of the prior year. The Company’s gross profit margin was 30.0% in the fiscal 2017 fourth quarter versus 32.8% in the fourth quarter of the prior year, reflecting a decrease in merchandise margins of 126 basis points and an increase in store occupancy and distribution costs as a percentage of net sales.

Selling and administrative expense as a percentage of net sales was 33.3% in the fiscal 2017 fourth quarter versus 28.2% in the fourth quarter of the prior year. Overall selling and administrative expense for the quarter increased $5.6 million from the prior year primarily due to higher employee labor and benefit-related expense and non-cash impairment charges of $4.4 million for the write-off of goodwill and $0.6 million related to three stores.

Net loss for the fourth quarter of fiscal 2017 was $13.0 million, or $0.62 per share, reflecting after-tax charges totaling $10.9 million, or $0.52 per share, comprised of $0.26 per share to revalue existing net deferred tax assets as a result of the enactment of the Tax Cuts and Jobs Act in December 2017, $0.21 per share for goodwill impairment, $0.02 per share for asset impairment related to three stores and $0.03 per share to establish a deferred tax asset valuation allowance. For the fourth quarter of fiscal 2016, net income was $7.7 million, or $0.35 per diluted share, including $0.02 per diluted share for a tax benefit related to share-based compensation.

For the fiscal 2017 full year, net sales were $1.01 billion, compared to net sales of $1.02 billion for the fiscal 2016 full year. Same store sales decreased 1.2% in fiscal 2017 versus the comparable period in the prior year. Net income for fiscal 2017 was $1.1 million, or $0.05 per diluted share, reflecting after-tax charges in the fourth quarter totaling $10.9 million, or $0.52 per diluted share, as described above. Net income for fiscal 2016 was $16.9 million, or $0.77 per diluted share, including $0.05 per diluted share of charges for store closing costs and the net write-off of deferred tax assets related to share-based compensation.

Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer, said, “Our fourth quarter operating results were in line with the guidance we provided in January. As we previously reported, our performance was impacted by an extraordinarily challenging December period as a result of extremely unfavorable winter weather conditions in most of our markets. The significantly warmer than normal temperatures and one of the driest periods on record in our Western U.S. markets led to a nearly 50% decline in sales for our core winter product categories in December. Sales throughout the quarter also continued to be impacted by reduced demand for firearm-related products.”

Mr. Miller continued, “Record warm and dry weather conditions in our markets have continued to dramatically impact winter product sales comparisons during the first quarter, especially in January as we faced extremely favorable winter weather conditions last year. While same store sales decreased in the high teens in January, sales trends improved each week throughout February as other non-winter products became more significant to our overall sales mix. Despite the impact of the unfavorable winter conditions on sales and customer traffic, we are encouraged by the strength of a number of our non-winter product categories. We look forward to moving beyond this challenging winter and into the spring selling season.”

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.15 per share of outstanding common stock, which will be paid on March 23, 2018 to stockholders of record as of March 9, 2018.

Share Repurchases

During the fiscal 2017 fourth quarter, pursuant to its share repurchase program, the Company repurchased 118,609 shares of its common stock for a total expenditure of $0.8 million. In fiscal 2017, the Company repurchased 795,718 shares of its common stock for a total expenditure of $7.7 million. As of December 31, 2017, the Company had $15.7 million available for future repurchases under its $25.0 million share repurchase program.

Guidance

For the fiscal 2018 first quarter, the Company expects same store sales to be in the negative high single-digit range and loss per share to be in the range of $0.06 to $0.14, compared to a same store sales increase of 7.9% and earnings per diluted share of $0.24 in the first quarter of fiscal 2017. Fiscal 2018 first quarter guidance reflects an anticipated small negative impact as a result of the calendar shift of the Easter holiday, during which the Company’s stores are closed, out of the second quarter of fiscal 2017 and into the first quarter of fiscal 2018.

Store Openings

During the fourth quarter of fiscal 2017, the Company opened three new stores, including one relocation, ending fiscal 2017 with 435 stores in operation. During the fiscal 2018 first quarter, the Company does not anticipate opening or closing any stores. For the fiscal 2018 full year, the Company currently anticipates opening approximately eight new stores and closing approximately three stores.

Conference Call Information

The Company will host a conference call and audio webcast today, February 27, 2018, at 2:00 p.m. Pacific (5:00 p.m. ET), to discuss financial results for the fourth quarter and full year of fiscal 2017. To access the conference call, participants in North America should dial (800) 289-0438, and international participants should dial (323) 794-2423. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through March 6, 2018 by calling (844) 512-2921 to access the playback; passcode is 8232943.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 435 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended December 31, 2017. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results.

These risks and uncertainties include, among other things, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, disruption in product flow, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	December 31, 2017	January 1, 2017
ASSETS
Current assets:
Cash	$7,170	$7,895
Accounts receivable, net of allowances of $79 and $42, respectively	10,886	12,200
Merchandise inventories, net	313,905	294,319
Prepaid expenses	18,930	10,085

Total current assets	350,891	324,499

Property and equipment, net	77,265	78,420
Deferred income taxes	14,172	23,699
Other assets, net of accumulated amortization of $1,575 and $1,420, respectively	2,732	2,528
Goodwill	—	4,433

Total assets	$445,060	$433,579

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$113,740	$109,314
Accrued expenses	68,226	76,887
Current portion of capital lease obligations	1,754	1,326

Total current liabilities	183,720	187,527

Deferred rent, less current portion	15,948	17,028
Capital lease obligations, less current portion	2,800	1,999
Long-term debt	45,000	10,000
Other long-term liabilities	10,523	11,988

Total liabilities	257,991	228,542

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 24,919,624 and 24,784,367 shares, respectively; outstanding 21,345,159 and 22,012,651 shares, respectively	249	248
Additional paid-in capital	116,495	114,797
Retained earnings	112,424	124,363
Less: Treasury stock, at cost; 3,574,465 and 2,771,716 shares, respectively	(42,099)	(34,371)

Total stockholders’ equity	187,069	205,037

Total liabilities and stockholders’ equity	$445,060	$433,579

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 31, 2017	January 1, 2017	December 31, 2017	January 1, 2017
Net sales	$242,889	$266,283	$1,009,635	$1,021,235
Cost of sales	170,035	178,936	686,303	696,777

Gross profit	72,854	87,347	323,332	324,458
Selling and administrative expense (1) (2) (3)	80,800	75,197	306,990	294,971

Operating (loss) income	(7,946)	12,150	16,342	29,487
Interest expense	549	347	1,644	1,551

(Loss) income before income taxes	(8,495)	11,803	14,698	27,936
Income taxes (4) (5)	4,455	4,109	13,594	11,050

Net (loss) income (1) (2) (3) (4) (5)	$(12,950)	$7,694	$1,104	$16,886

Earnings per share:
Basic	$(0.62)	$0.36	$0.05	$0.78

Diluted (1) (2) (3) (4) (5)	$(0.62)	$0.35	$0.05	$0.77

Dividends per share	$0.15	$0.15	$0.60	$0.525

Weighted-average shares of common stock outstanding:
Basic	21,003	21,607	21,439	21,607

Diluted	21,003	21,823	21,585	21,816

(1)	In the fourth quarter of fiscal 2017, the Company recorded a non-cash impairment charge of $0.6 million related to certain underperforming stores. This charge reduced net income by $0.4 million, or $0.02 per share.
(2)	In the fourth quarter of fiscal 2017, the Company recorded a non-cash goodwill impairment charge of $4.4 million, which reduced net income by the same amount, or $0.21 per share.
(3)	In fiscal 2016, the Company recorded charges of $1.2 million related to store closing costs. These charges reduced net income by $0.7 million, or $0.03 per diluted share.
(4)	In the fourth quarter of fiscal 2017, the Company recorded a charge of $5.5 million to revalue existing net deferred tax assets resulting from the enactment of the Tax Cuts and Jobs Act in December 2017. This charge reduced net income by the same amount, or $0.26 per share. Additionally, in the fourth quarter of fiscal 2017, the Company recorded a charge of $0.6 million, net of the federal income tax benefit, to establish a valuation allowance related to unused California Enterprise Zone Tax Credits, which reduced net income in fiscal 2017 by the same amount, or $0.03 per share.
(5)	In the fourth quarter and full year of fiscal 2016, the Company recorded (benefits) write-offs of ($0.4) million and $0.5 million, respectively, of deferred tax assets related to share-based compensation. These amounts (increased) reduced net income by the same respective amounts, or ($0.02) per diluted share and $0.02 per diluted share, respectively.